Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 7

to Prospectus, as amended and restated,

declared effective on March 27, 2008

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No.7 supplements our Prospectus, as amended and restated, declared effective March 27, 2008 (as previously supplemented by the prospectus supplements dated May 12, 2008, June 13, 2008, August 4, 2008, September 4, 2008, November 5, 2008 and January 23, 2009, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 7 together with the Prospectus.

This Prospectus Supplement No. 7 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on February 24, 2009.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 7 is February 24, 2009.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2009

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                          Results of Operations and Financial Conditions

On February 24, 2009, Winmark Corporation (“Company”) announced in a press release its results of operations and financial condition for the year ended December 27, 2008.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 7.01                                          Regulation FD Disclosure

On February 24, 2009, Winmark Corporation (“Company”) announced in a press release its results of operations and financial condition for the year ended December 27, 2008.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01                                          Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                              Exhibits

99.1	Press Release dated February 24, 2009

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

WINMARK CORPORATION

Date: February 24, 2009	By:	/s/ Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer

3

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated February 24, 2009

4

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 24, 2009)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 27, 2008 of $1,139,400 or $.21 per share diluted, compared to net income of $3,044,800 or $.54 per share diluted, in 2007.  The fourth quarter 2008 net loss was ($2,079,200), or ($.38) per share diluted, compared to net income of $853,000, or $.15 per share diluted, for the same period last year.  Revenues for the year were $35,423,600, up from $31,165,200 in 2007.

John Morgan, Chairman and Chief Executive Officer, stated “We had mixed results in 2008.  Our franchising business performed well as our customers continued to frequent our value-oriented concepts.  We were disappointed with the performance of our Wirth Business Credit portfolio, but were pleased with the progress made by Winmark Capital.  In addition, as previously disclosed, our results were negatively impacted by a $2.8 million after-tax earnings charge, or $.52 per share, in the fourth quarter related to the impairment in our investment in Tomsten, Inc. (d/b/a Archiver’s)”.

Winmark Corporation creates, supports and finances business.  At December 27, 2008, there were 870 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 54 territories in operation under the Wirth Business Credit® brand.  An additional 45 retail franchises have been awarded but are not open.  In addition, at December 27, 2008, the Company had loans and leases equal to $47.4 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	December 27, 2008	December 29, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,140,000	$1,253,000
Marketable securities	438,300	—
Current investments	500,000	—
Receivables, less allowance for doubtful accounts of $52,700 and $52,200	2,064,100	2,312,300
Net investment in leases - current	17,379,700	10,451,100
Income tax receivable	792,200	166,300
Inventories	141,500	145,000
Prepaid expenses	1,018,800	1,104,900
Deferred income taxes	216,900	208,200
Total current assets	24,691,500	15,640,800

Net investment in leases - long term	28,035,300	31,435,400
Long-term investments	3,833,300	7,496,500
Long-term notes receivables, net	39,200	59,700
Property and equipment, net	512,200	667,400
Other assets	677,500	625,800
Deferred income taxes	320,800	1,021,200
	$58,109,800	$56,946,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current line of credit	$4,313,200	$7,553,600
Current renewable subordinated notes	8,052,400	3,535,900
Accounts payable	1,108,200	1,414,100
Accrued liabilities	2,905,400	2,501,900
Current discounted lease rentals	1,012,900	27,400
Current rents received in advance	141,600	73,900
Current deferred revenue	993,600	1,132,300
Total current liabilities	18,527,300	16,239,100
Long-term line of credit	9,276,300	8,685,000
Long-term renewable subordinated notes	12,788,700	17,486,000
Long-term discounted lease rentals	1,298,500	—
Long-term rents received in advance	1,696,400	1,312,000
Long-term deferred revenue	631,400	556,000
Shareholder’s Equity:
Common stock, no par, 10,000,000 shares authorized, 5,433,610 and 5,417,775 shares issued and outstanding	427,500	305,900
Other comprehensive loss	(38,500)	—
Retained earnings	13,502,200	12,362,800

Total shareholders’ equity	13,891,200	12,668,700
	$58,109,800	$56,946,800

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter Ended		Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
REVENUE:
Royalties	$5,428,200	$5,238,700	$21,804,200	$20,446,800
Leasing income	2,172,800	1,471,500	8,092,800	4,416,200
Merchandise sales	582,700	749,200	3,268,100	3,999,500
Franchise fees	359,000	422,600	1,704,500	1,724,100
Other	158,000	141,900	554,000	578,600
Total revenue	8,700,700	8,023,900	35,423,600	31,165,200

COST OF MERCHANDISE SOLD	555,300	717,700	3,120,700	3,837,200
LEASING EXPENSE	461,800	429,100	1,881,800	1,031,000
PROVISION FOR CREDIT LOSSES	1,343,700	181,800	2,569,800	603,700
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,691,800	4,877,100	19,760,200	19,267,400

Income from operations	1,648,100	1,818,200	8,091,100	6,425,900
LOSS FROM EQUITY INVESTMENTS	(2,881,500)	(15,000)	(3,163,200)	(359,600)
INTEREST EXPENSE	(306,800)	(354,900)	(1,305,000)	(1,456,800)
INTEREST AND OTHER INCOME (LOSS)	(21,700)	115,800	224,600	539,100

Income (loss) before income taxes	(1,561,900)	1,564,100	3,847,500	5,148,600
PROVISION FOR INCOME TAXES	(517,300)	(711,100)	(2,708,100)	(2,103,800)
NET INCOME (LOSS)	$(2,079,200)	$853,000	$1,139,400	$3,044,800
EARNINGS (LOSS) PER SHARE - BASIC	$(.38)	$.16	$.21	$.56
EARNINGS (LOSS) PER SHARE - DILUTED	$(.38)	$.15	$.21	$.54
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	5,461,011	5,417,846	5,504,705	5,472,020
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	5,461,011	5,531,493	5,531,216	5,591,087